Exhibit 10.23

Dated the 25th day of August 2025

Wealthy Tracks Holdings Limited

(“**Vendor A**”)

and

Choy Yuk Fu (蔡育富)
(“**Vendor B**”),

and

Barrowdale Limited
(“Vendor C”, together with Vendor A and Vendor B, the **“Vendors”**)

and

Smart Kreate Group Limited
(the “**Purchaser**”)

and

Times Express Limited (時豐快遞有限公司)
(“**Target Company A**”)

and

H2N Limited
(**“Target Company B”**, together with Target Company A, the **“Target Companies”**)

AGREEMENT FOR SALE AND PURCHASE
OF
SALE SHARES
IN RELATION TO
TIMES EXPRESS LIMITED
(時豐快遞有限公司)
AND
H2N LIMITED

SUN LAWYERS LLP
Unit 2102, 21st Floor, Tower II,
Admiralty Centre,
No.18 Harcourt Road,
Hong Kong
Ref: WC/AS/GT/13808

Table of Contents

THIS AGREEMENT (the "Agreement") is made this 25th day of August 2025

BETWEEN:-

(1) **Wealthy Tracks Holdings Limited (財徑控股有限公司),** a company incorporated with limited liability under the laws of the British Virgin Islands (Company Registration Number: 1616361), whose registered office is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands (**"Vendor A"**);

(2) **Choy Yuk Fu (蔡育富)** (holder of Hong Kong Identity Card No. K224945(6)) of Block 11, Greenpeak Villa 33, Wong Chuk Shan San Tsuen, Sai Kung, New Territories, Hong Kong (**"Vendor B"**);

(3) **Barrowdale Limited**, a company incorporated with limited liability under the laws of the British Virgin Islands (Company Registration Number: 69717), whose registered office is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands (**"Vendor C"**, together with Vendor A and Vendor B, collectively the **"Vendors"**);

(4) **Smart Kreate Group Limited**, a company incorporated with limited liability under the laws of the British Virgin Islands (Company Registration Number: 2136895), whose registered office is Unit 8, 3/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110 (the "**Purchaser**");

(5) **Times Express Limited (時豐快遞有限公司),** a company incorporated with limited liability under the laws of Hong Kong (Business Registration Number: 72083694), whose registered office is Suite No. A, 11/F., Ritz Plaza, 122 Austin Road, Tsimshatsui, Kowloon, Hong Kong (**"Target Company A"**);

(6) **H2N Limited,** a company incorporated with limited liability under the laws of Hong Kong (Business Registration Number: 62433704), whose registered office is 16/F, Kerry Cargo Centre, 55 Wing Kei Road, Kwai Chung, New Territories, Hong Kong (**"Target Company B**", together with Target Company A, collectively, the **"Target Companies"**).

(Each of the Vendors, the Purchaser and each of the Target Companies may be referred to individually as a "**Party**" or collectively as the "**Parties**".)

WHEREAS:-

(A) Target Company A is a private company limited by shares duly incorporated in Hong Kong and is validly existing. The particulars of the Company are set out in Part A of Schedule 1.

(B) Target Company B is a private company limited by shares duly incorporated in Hong Kong and is validly existing. The particulars of the Company are set out in Part B of Schedule 1

(C) Vendor B is the legal owner of Sale Shares A. Under the Declaration of Trust dated 30 October 2020, Vendor B holds the entire Sale Shares A of Target Company A for and on

behalf of Vendor A. Vendor B holds and owns 40% shares of and in Vendor A and is therefore indirectly holding 40% beneficial interest in Target Company A.

(D) Vendor C and Vendor B respectively holds and owns legally and beneficially 60% and 40% of Sale Shares B of Target Company B.

(E) Both Vendor A and Vendor C are indirect subsidiaries of KLN Logistics Group Limited, a company incorporated under the laws of the British Virgin Islands and continued under Bermudan laws with stocks trading on the Stock Exchange of Hong Kong under Stock Code no. 636.

(F) The Vendors are desirous of disposing of the Sale Shares at the consideration partly in cash and partly in exchange for new shares to be issued by the Purchaser subject to the terms and conditions set out in this Agreement below.

(G) The Vendors have agreed to sell and the Purchaser has agreed to purchase the Sale Shares.

NOW IT IS HEREBY AGREED as follows:

1. DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the words and expressions specified below shall have the meanings attributed to them below.

"Accounts"	means, collectively, the Audited Accounts and the Management Accounts;
"Audited Accounts"	means the audited accounts of the Target Companies comprising an income statement for the period of 12 months ended on the Audited Accounts Date and a statement of financial statement as at the Audited Accounts Date;
"Accounts Date"	means 31 December 2024;
"Bank"	as defined in section 2(1) of the Banking Ordinance (Cap 155 of the Laws of Hong Kong);
"Business Day"	means a day other than a Saturday or Sunday or general holidays under the General Holidays Ordinance (Cap 149 of the Laws of Hong Kong), on which banks are open in Hong Kong to the general public for business, and on which no Typhoon Signal No. 8 or above or black rain storm signal are hoisted in Hong Kong at any time between the hours of 9 a.m. and 5 p.m.;

“Claim” means a claim by the Purchaser or any Indemnifie Parties under the Deed of Indemnity (Taxation) agains the Vendors or any of them for any breach of th Warranties, indemnities, covenants and/or term contained, litigation indemnity under clause 6.6 and/o in or otherwise connected with this Agreement and/o the Deed of Indemnity (Taxation); and **“Claims”** is th plural form of “Claim”;

“Companies Ordinance” means the Companies Ordinance (Cap. 622 of the Law of Hong Kong);

“Completion” means completion of the sale and purchase of the Sal Shares pursuant to Clause 5 of this Agreement;

“Completion Date” means the date on which Completion takes place;

“Conditions Precedent” means the conditions set out in Clause 4.1 and each bein a **“Condition Precedent”**;

“Consideration” means the non-cash consideration and cash consideratio as set out in Clause 3;

“Deed of Indemnity (Taxation)” means the deed of indemnity (taxation) to be executed b the Vendors, the Purchaser and the Target Companies i the form set out in Schedule 5;

“Debts” means debts, loans, advances and any other amoun owed by the Target Companies to Vendor A, Vendor B Vendor C and/or any of their associates;

“Encumbrance(s)” means any mortgage, charge, pledge, lien, option restriction, right of first refusal, right of pre-emption third-party right of interest, equities, adverse claim priority or other encumbrance or security interest of an kind, or any other types of preferential arrangemen having similar effect and any agreement or obligation t create or grant any of the aforesaid;

“First Post-IPO Quarter” means the first three-calendar-month period immediatel following completion of the IPO;

“Fundraising” means the aggregated funds raised by the Purchase during pre-IPO, IPO and the First Post-IPO Quarter.

“Government” means the Government of Hong Kong;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"HK$" means Hong Kong Dollar, the lawful currency of Hong Kong;

"IPO" means initial public offering of shares of the Purchaser with its shares being listed for trading on Stock Exchange of NASDAQ in the United States of America;

"Management Accounts" means the unaudited accounts of the Target Companies comprising a statement of profit and loss for the Target Companies for the period from the day following the Audited Accounts Date up to the month end immediately preceding the Completion Date and a statement of financial position as at the month end immediately preceding the Completion Date;

"Other Documents" means any other documents required or contemplated to be entered into by, or pursuant or ancillary to, this Agreement and/or relating to the Sale Shares (if any);

"Pre-Completion Loans" means the aggregate of all Debts as at Completion;

"Purchaser's Solicitors" means Messrs. Sun Lawyers LLP of Unit 2102, 21st Floor, Tower II, Admiralty Centre, No. 18 Harcourt Road, Hong Kong;

"Relief" means any relief, allowance, loss, set-off, deduction or credit in computing profits or credit or right to repayment of Taxation granted by or pursuant to any legislation concerning or otherwise related to Taxation;

"Sale Shares" means Sale Shares A and Sale Shares B;

"Sale Shares A" means the entire issued share capital of Target Company A;

"Sale Shares B" means the entire issued share capital of Target Company B;

"Second Post-IPO Quarter" means the three-calendar-month period immediately following the First Post-IPO Quarter;

"Tax" or "Taxation" means all forms of taxation and statutory, governmental impositions, duties, contributions, deductions

	withholdings and levies whenever imposed by any Tax Authority and all penalties, charges, costs and interest relating to any of them;
"Tax Authority"	means any Tax or other authority, body or person in Hong Kong competent to impose any liability to Tax;
"Tax Indemnity"	means the indemnity in respect of Taxation under Clause 6;
"Tax Liability"	means any liability to make an actual payment of or in respect of Taxation in which case the amount of the Tax Liability shall be the amount of the actual payment;
"Third Post-IPO Quarter"	means the three-calendar-month period immediately following the Second Post-IPO Quarter;
"USD"	means United States dollar;
"Valuation"	means the estimated economic value of the Purchaser before IPO; and
"Warranties"	means the warranties set out in Schedule 4; and **"Warranty"** means any one or more of such Warranties

1.2 The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa; references to the masculine gender shall include the feminine gender and neuter gender and words denoting persons shall include any body of persons corporate or unincorporated.

1.3 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislations under the relevant statute or statutory provision. References to Sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the Sections of the previous legislation from which the consolidating legislation has been prepared.

1.4 References in this Agreement to Recitals, Clauses and Schedules are recitals to, clauses in and schedules to this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.5 The expression "**the Vendors**" and the expression "**the Purchaser**" include their respective successors and assigns.

1.6 References to writing shall include any methods of producing or reproducing words in a legible and non-transitory form.

1.7 All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person or entity are given or entered into jointly and severally.

1.8 Any reference to a time of day is a reference to the time in Hong Kong, unless expressly indicated otherwise.

2. SALE AND PURCHASE

2.1 Upon and subject to the terms and conditions of this Agreement, the Vendors as the legal and beneficial owners shall sell, and the Purchaser shall purchase the Sale Shares free from all Encumbrances and together with all rights attached thereto at Completion.

3. CONSIDERATION

3.1 The aggregate Consideration for the purchase for the Sale Shares shall comprise non-cash consideration and cash consideration below.

3.2 For non-cash consideration, the Purchaser shall issue and allot to Vendor A new shares altogether equivalent to 319 shares (in which 223 shares for acquisition of Sales Shares A and 96 shares for acquisition of Sales Shares B) representing 11% of the enlarged entire issued share capital of the Purchaser after allotment (**"Consideration Shares"**), which may be subject only to dilution permitted under Clause 10.7.

3.3 For cash consideration, in the event that the Purchaser can raise the following amount from the Fundraising, the Purchaser shall, within the First Post-IPO Quarter, also pay to the Vendors altogether an amount based on the total gross proceeds of fund raised (the "**Gross Fund Raised**") as follows, the split of the cash consideration is calculated based on 70% for acquisition of Sales Shares A and 30% for acquisition of Sales Shares B:

(a) If the Fundraising is below USD3,000,000, there will be no cash consideration and the Purchaser shall have no obligation to pay any cash consideration to the Vendors.

(b) If the Fundraising is equal to or greater than USD3,000,000 but less than or equal to USD 5,000,000, the Purchaser shall pay the Vendors 2.5% of the Gross Fund Raised.

(c) If the Fundraising is greater than USD5,000,000, the Purchaser shall pay the Vendors 5% of the Gross Fund Raised.

4. CONDITIONS

4.1 Conditions Precedent

Completion of this Agreement is conditional upon the following conditions being satisfied or waived (whether in full or in part, and with or without conditions) by the Vendors or the Purchaser (as the case may be) on or before the Completion Date:-

(a) no material adverse change in the assets and condition (financial or otherwise) of the Target Companies during the period from the date of this Agreement up to the date on which Completion would otherwise have taken place if it were not for this Clause 4.1(a) (both dates inclusive);

(b) the performance and observance by the Parties of all their undertakings and obligations under this Agreement.

4.2 Conditions not Satisfied

In the event that the Conditions Precedent have not been fulfilled on or before the Completion Date, then the Purchaser may, at its option, by notice to the Vendors:-

(a) waive the Condition Precedent which has not been satisfied; or

(b) terminate this Agreement and none of the Parties shall have any further claims or causes of action against any other Party.

5. COMPLETION

5.1 (a) Upon and subject to the terms and conditions of this Agreement, Completion shall take place at Target Company B's office (or at such other place as the Vendors and the Purchaser may agree in writing) within one month after execution of this Agreement (or on such other date as the Vendors and the Purchaser may agree in writing). At Completion, all business set out in Schedule 2 shall be transacted.

(b) Upon Completion, the Vendors shall transfer the entire legal and beneficial interests of the Sale Shares of both Target Company A and Target Company B to the Purchaser simultaneously.

5.2. The Vendors shall deliver the draft documents set out in Schedule 2 to the Purchaser or the Purchaser's Solicitors at least 5 Business Days before the Completion Date.

5.3 No Party is obliged to complete this Agreement or perform any obligations under this Agreement unless the other Parties comply fully with the requirements of Clause 5.1 and Schedule 2. If the respective obligations of the Parties under Clause 5.1 and Schedule 2 are not complied with on the Completion Date, the Purchaser may by notice to the Vendors and the Company (in the event that the Vendors and/or the Company is/are unable or unwilling

to comply with their/its obligations under Clause 5.1 and Schedule 2) or the Vendors may by notice to the Purchaser (in the event that the Purchaser is unable or unwilling to comply with its obligations under Clause 5.1 and Schedule 2):-

(a) postpone Completion to a date (being a Business Day) falling not more than 20 Business Days after the date set for Completion (or such other date as the Vendors and the Purchaser may agree in writing) in which event the provisions of this Agreement shall apply as if the date set for Completion in Clause 5.1 were the date to which Completion is so postponed;

(b) proceed to Completion as far as practicable (without limiting their/its rights under this Agreement); or

(c) terminate this Agreement (in which event Clauses 9.1 (in the case where the Vendors elect to terminate this Agreement pursuant to this Clause 5.3(c)) and Clause 9.2 (in the case where the Purchaser elects to terminate this Agreement pursuant to this Clause 5.3(c)) shall apply).

6. WARRANTIES, TAX INDEMNITY AND LITIGATION INDEMNITY

6.1 The Vendors represent, warrant and undertake to the Purchaser that each of the Warranties is true, accurate and not misleading as at the date hereof and that the Warranties shall continue to be true, accurate and not misleading for all times up to and including the Completion Date (provided that those Warranties which are expressly stated to be warranted as at the date hereof only or as at the Completion Date only (as the case may be) shall be warranted as at such date only) with reference to the circumstances then existing.

6.2 Each of the Warranties is separate and independent and (except where this Agreement expressly provides otherwise) is not to be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement.

6.3 Each of the Warranties shall be deemed to be qualified by reference to those matters disclosed in the matter and to the extent as set out in Schedule 4.

6.4 Pending Completion and save as contemplated by this Agreement, the Target Companies and the Vendors shall not, and the Vendors shall procure that the Target Companies shall not, other than in the ordinary course of its day-to-day operations:-

(a) create, allot or issue or agree to create, allot or issue any shares or other securities out of the capital of the Target Companies or grant or agree to grant any option over or right to acquire any additional shares or other securities of the Target Companies;

(b) acquire, dispose of or grant any option or right of pre-emption in respect of any interest in any asset or conduct any business to the prejudice of the Purchaser's

interest hereunder or enter into any contract, transaction, trade or commitment of any nature without the prior written consent of the Purchaser;

(c) make any amendments or supplements to the memorandum and articles of association of the Target Companies without the prior written consent of the Purchaser;

(d) pass any resolutions for the Target Companies' dissolution, winding up or entering into receivership or scheme of arrangement with its creditors;

(e) merge or consolidate with any other entity or enter into any scheme of arrangement with creditors;

(f) enter into any joint venture, partnership or profit sharing arrangement;

(g) sell, transfer, lease, license or otherwise agree to dispose of all or any part of its business or its assets or business (or any other relevant interests);

(h) give any guarantee or indemnity or act as surety for or otherwise secure or accept any direct or indirect liability for the liabilities of or obligations of any person;

(i) create any fixed or floating charge, lien (save as created by operation of law) or other encumbrance over the whole or any part of the undertaking or assets of the Target Companies;

(j) create or attempt or agree to create or permit to arise or exist any Encumbrance over all or any part of the Sale Shares;

(k) institute, settle or agree to settle any legal proceedings in which either of the Target Companies is a party or any liability, claim, action, demand or dispute or waive any right in respect of the foregoing;

(l) declare or pay any dividend or other form of distribution; and

(m) pass any resolution of shareholders (whether in a general meeting or otherwise) of the Target Companies, save and except for passing the resolutions for approving this Agreement and the transactions as contemplated hereunder.

Tax Indemnity

6.5 Subject to Completion having taken place, the Vendors shall indemnify the Purchaser against any Tax Liability for which the Target Companies are or become liable to pay to the extent that such Tax Liability has arisen from or by reference to the activities, states, affairs, assets or liabilities of the Target Companies prior to the Completion Date, provided that this indemnity does not cover any claim and the Vendors shall be under no liability under this Clause 6.5:-

(a) in respect of Taxation to the extent that provision is made for such Taxation in any of the Accounts; and

(b) to the extent that the whole or any part of any Relief of the Target Companies (whether or not taken into account as an asset in the Accounts is or becomes disallowed, lost, unavailable, deprived, restricted, or not accepted or recognised by any Tax Authority by reason of any change of applicable law or regulations).

Litigation Indemnity

6.6 Without prejudice and in addition to the Purchaser's rights, claims, and remedies under this Agreement, the Vendors covenant with the Purchaser to full indemnify and keep indemnified the Purchaser and the Target Companies against any loss, expense, damage, cost, liability, fine, penalty, or obligation (including, without limitation, reasonable legal fees, court costs, expert witness fees, settlement amounts, and any diminution in the value of the assets of or the shares in the Target Companies) which the Purchaser or the Target Companies may suffer, incur, or become subject to, directly or indirectly, as a result of or in connection with:

(i) any actual, pending, threatened, or potential litigation, arbitration, dispute, claim, investigation, inquiry, proceeding, or enforcement action involving the Target Companies or any of its assets, whether instituted before, on, or after the Completion Date, in any jurisdiction worldwide, including but not limited to Hong Kong and the United States in respect of any matters and events involving the Target Companies that occurred prior to the Completion ("**Litigation Matter**");

(ii) any breach of the representations or warranties relating to Litigation Matter set out in this Agreement;

(iii) any judgment, order, award, or settlement arising from or related to any Litigation Matter; or

(iv) any requirement to defend, respond to, or participate in any Litigation Matter, including any appeals or related proceedings;

(v) together with all interest, penalties, and expenses (including reasonable legal fees and disbursements) incidental or relating thereto.

6.7 For the avoidance of doubt, the Warranties and indemnities given in this Clause 6.6 above shall survive until the IPO (but indefinitely in the case of fraud or willful misconduct).

6.8For the avoidance of doubt, the provisions of Clause 8 below shall apply, without limitation, to any Claims arising under any sub-clauses of this Clause 6.6 above.

7. PURCHASER'S WARRANTIES

7.1 The Purchaser represents, warrants and undertakes to the Vendors that each of the warranties set out below is true, accurate and not misleading as at the date hereof and

shall continue to be true, accurate and not misleading for all times up to and including the Completion Date:-

(a) it is a duly established legal entity in its place of incorporation and is in good standing under the laws of its jurisdiction of incorporation;

(b) it has full power, legal capacity and authority to enter into and perform its obligations in this Agreement and the Other Documents to which it is a party, which when executed, shall constitute valid and binding obligations on the Purchaser in accordance with their respective terms;

(c) any consents or approvals which are required to enable it to enter into this Agreement and the Other Documents to which it is a party have been duly obtained and this Agreement and the Other Documents are and will remain valid, binding and enforceable against it;

(d) the execution, delivery and performance by the Purchaser of its obligations under this Agreement and the Other Documents to which it is a party shall not result in a breach of any agreement, order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound; and

(e) is not insolvent or bankrupt or aware of there being any circumstances which will lead to its insolvency or bankruptcy and is fully competent to pay the Purchaser Price.

7.2 Each of the warranties under Clause 7.1 is to be construed as a separate warranty and (except where this Agreement expressly provides otherwise) is not to be limited or restricted by reference to or inference from the terms of any other warranty under Clause 7.1 or any other terms of this Agreement.

8. LIMITATION OF LIABILITIES AND CONDUCT OF CLAIMS

8.1 Notwithstanding any other provisions of this Agreement, in the event the Purchaser and/or any Indemnified Parties (as defined in the Deed of Indemnity (Taxation) under the Deed of Indemnity (Taxation) and/or the Purchaser pursuant to the Litigation Indemnity under Clause 6.6 and/or indemnity under Clause 10.4 make any Claim against the Vendors, and if any such Claim cannot be settled in full by the parties in one month from Claim Notice (as defined below), at the option and full discretion of either the Purchaser or the Vendors, the Purchaser shall transfer the Sales Shares of both Target Company A and Target Company B simultaneously free from Encumbrances back to the Vendors respectively whilst the Vendors shall transfer the Consideration Shares free from Encumbrances back to the Purchaser or to a transferee as it designates and refund without interest to the Purchaser the cash consideration, if any already paid under Clause 3.3 in this Agreement (**"Unwinding the Transaction"**). It being agreed that unless the parties otherwise agreed,

Unwinding the Transaction is the maximum and sole remedy for the Purchaser in respect of any Claims.

8.2 If the Purchaser becomes aware of a matter that is likely to give rise to a Claim, then the Purchaser shall use all reasonably endeavours to give notice to the Vendors of such matter as soon as reasonably practicable but in any event within 30 business days after it has first come to the Purchaser's attention ("**Claim Notice**") (time being of the essence), setting out the act, matter or thing relied on as giving rise to the Claim, any relevant Warranty (if applicable) and all relevant details of the Claim in so far as they are available to the Purchaser.

8.3 The Vendors, subject to this clause, is in respect of an act, matter or thing notified by the Purchaser under clause 8.2 above, where that act, matter or thing relates to an actual or threatened claim from a third party, entitled to elect by written notice given to the Purchaser within 20 business days of receipt of a Claim Notice to, at their own cost:

(a) take over the conduct of the claim; and

(b) take such actions as the Vendors may decide about it, including the right to negotiate, defend and/or settle the claim and to recover costs incurred as a consequence of the claim from any person.

(c) where the Vendors take over the conduct and/or defence of any claim under this clause, the Vendors must

(i) afford the Purchaser the opportunity to consult with the Vendors in relation to the conduct of the claim;

(ii) not take or persist in any course that might reasonably be regarded as materially harmful to the goodwill, reputation, affairs or operation of the Purchaser or the relevant Target Companies;

(iii) provide the Purchaser with reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the claim;

8.4 The Purchaser must procure the relevant Target Companies to provide the Vendors with unrestricted access to (including the right to take copies) and make available to the Vendors all relevant personnel, documents, books and records reasonably required for the purpose of the conduct of any claim under this clause.

8.5 If the Purchaser gives the Vendor a Claim Notice under clause 8.2 and the Vendors do not elect to take over the control of a claim under clause 8.3, the Purchaser may take such actions as the Purchaser may decide about it, including the right to negotiate, defend and/or settle the claim and to recover costs incurred as a consequence of the claim from any person, provided that the Purchaser:

(a) provides the Vendors with reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the claim; and

(b) affords the Vendors the opportunity to consult with the Purchaser on matters of significance in relation to the conduct, negotiation and settlement of the claim.

8.6 The Vendors shall not be liable for a Claim unless the Purchaser notifies the Vendors of the breach before handover of the management and control of the Target Companies to the Purchaser pursuant to Clause 10.4 of this Agreement or the date of the IPO whichever is the later. The liabilities of the Vendors in respect of any Claims will absolutely terminate if proceedings in respect of it have not been commenced within six months of service of notice of that Claim.

8.7 The Vendors' liabilities under this Agreement and for any Claims are several but not joint.

9. CONSEQUENCES OF FAILURE TO COMPLETE

9.1 Should Completion fail to take place and the Vendors elect to terminate this Agreement in accordance with Clause 5.3(c), then all rights and obligations of the Parties shall cease immediately upon termination. The Vendors shall not have the right to claim damages against the Purchaser for all damages, losses and costs suffered or incurred.

9.2 Should Completion fail to take place and the Purchaser elects to terminate this Agreement in accordance with Clause 5.3(c), then all rights and obligations of the Parties shall cease immediately upon termination and none of the Parties shall have any further claims or causes of action against any other Party.

10. SPECIAL PROVISIONS

10.1 The Purchaser is desirous of listing its shares on the Stock Exchange of NASDAQ in the United States of America within 2 years from the Completion Date. The details and timeline of the IPO are set out in Schedule 3.

10.2 Prior to the IPO and despite of the Completion, the Target Companies shall still be operated by the Vendors, and, the Vendors shall:

(a) procure the payment of all the costs and expenses of and by the Target Companies;

(b) maintain the right to nominate all of the directors to the board of directors of the Target Companies; and

(c) procure the payment of all the taxes of and by the Target Companies.

10.3 During the period after the Completion and before completion of the IPO (the **"Transitional Period"**), in case additional funding is required as working capital for the Target Companies'

operations, the Vendors shall cause the Target Companies to provide to the Purchaser or its nominated representative to any executive organ(s) / management of the Target Companies (**"Purchaser's Representative"**) budget(s) giving details and calculation of additional funding required. Upon approval by the Purchaser or the Purchaser's Representative of the relevant budget(s) as aforementioned, the Vendors shall advance such funding required by way of additional loans to the Target Companies on account of the Purchaser (**"Transitional Period Loan"**). The Transitional Period Loan shall be repayable by the Target Companies and/or by the Purchaser without interest in accordance with Clause 10.9 below.

10.4 After the IPO, the Vendors shall handover the management and control of the Target Companies to the Purchaser forthwith (including but not limited to change of directors, company secretary, registered office address and bank signatories). The Purchaser undertakes to change the name of Target Company A within 3 years after IPO into a name without the word ***'Times'*** and shall never include that word as part of the names of either Target Companies. After the Completion and before the IPO, although the Vendors have management and control over the Target Companies, the Vendors are required to convene executive committee meeting(s) which the Purchaser must be a member of the executive committee for each of the Target Company in order to seek the Purchaser's approval for all financial, accounting, legal, litigation, compliance and/or business affairs of the Target Companies. Subject to the decision(s) in the executive committee meeting(s), the Purchaser shall not be responsible for any matter after the Completion and before the handover of the management and control of the Target Companies unless such decision is approved by the Purchaser in executive committee meeting(s) of respective Target Companies. For any decisions made by the Vendors and/or board of directors of the Target Companies without written approval by the Purchaser in the executive committee of the Target Companies that result in any third parties' bringing against either Target Company any litigation, arbitration, other forms of legal proceedings and/or claims, the Vendors shall jointly and severally fully indemnify and keep indemnified the Purchaser and the Target Companies against any direct loss, expense, damage, cost, liability, fine, penalty, or obligation (including, without limitation, reasonable legal fees, court costs, expert witness fees, settlement amounts, and any diminution in the value of the assets of or the shares in the Target Companies), and either party shall have full discretion to exercise its right to Unwinding the Transaction under Clause 8.1 of this Agreement.

10.5 The Vendors shall not, at any time, appoint any persons as their representatives to be the directors of the Purchaser's board of directors.

10.6 The Purchaser shall bear all the costs and expenses of the IPO, and shall be entitled to utilize the funds raised from the Fundraising to pay the costs and expenses of the IPO.

10.7 During the periods of Fundraising,

(a) If the funds raised are for the future operations of the Purchaser, the Vendors' shareholdings in the Purchaser shall be diluted on a pro rata basis with the other shareholders. As an illustration, the formula, calculation and example of the dilution shall be as follows:

$$\text{Diluted shareholding} = \frac{N(EV)}{(N(ET)+N(N))} \times 100\%$$

N(EV) = Number of shares held by Vendor A
N(ET) = Total number of new shares pre- Fundraising
N(N) = New shares issued from Fundraising

Example:

- Total number of shares pre- Fundraising, N(ET): 1,000,000
- Total number of shares of Vendor, N(EV): 110,000
- New shares issued from Fundraising, N(N): 250,000
- Diluted Vendor shareholding = (110,000 / (1,000,000 + 250,000)) × 100% = 8.8%

(b) If the funds raised are for paying the costs and expenses of the IPO, the Vendors' shareholdings in the Purchaser shall not be diluted.

The target Valuation of the Purchaser is USD100,000,000. If the Purchaser's Valuation is between USD60,000,000 and USD100,000,000, the Purchaser shall issue and allot additional shares of the Purchaser to the Vendors so that the value of the total shares of the Purchaser owned by the Vendors at all material times shall be maintained at USD11,000,000.

(c) As an illustration, the formula, calculation and example of issuance and allotment of additional shares shall be as follows:

(a) Factoring calculation

$$\text{Factoring} = \frac{\text{target Valuation of the Purchaser}}{\text{Purchaser's Valuation}}$$

(b) Adjusted percentage

$$\text{Adjusted percentage} = \text{Factoring} \times 11\ \%$$

(c) Allotment of additional shares

Number of additional shares to Vendor	=	Adjusted percentage × number of total shares	- Total number of shares of Vendor

Example:

- Target Valuation: USD100,000,000
- Purchaser's Valuation: USD80,000,000
- Factoring = 100M / 80M = 1.25
- Adjusted percentage = 1.25 × 11% = 13.75%
- Total number of shares of Vendor: 110,000
- Number of total shares: 1,250,000
- Allotment of additional shares to Vendor = 13,75% × 1,250,000 - 110,000 = 61,875 new shares)

10.8 The Purchaser hereby gives the Vendors a right to require the Purchaser to sell and transfer back the entire Sale Shares of both Target Company A and Target Company B simultaneously to them at a consideration in kind equivalent to the entire Consideration Shares and refund to the Purchaser the paid cash consideration under Clause 3.3 in this Agreement (the **"Call Option"**). The Call Option may be exercisable within twenty-five months from Completion or before the expiration of one month from completion of the IPO, whichever is the earlier, by the Vendors giving to the Purchaser not less than 14 days' written notice in advance. In the event that (i) the Purchaser cannot complete the IPO within a period of two years from the Completion Date (or such other date as agreed by the Vendors and Purchaser), or (ii) the Valuation of the Purchaser falls below the amount of USD60,000,000, the Vendors and the Purchaser agree to negotiate in good faith the way of moving forward, failing to reach an agreement, the Vendors may exercise the Call Option. All the costs and expenses relating to the said shares transfer shall be shared by the Vendors and the Purchaser in equal shares.

10.9 Upon the date of completion of the IPO, the Purchaser shall repay and/or procure the Target Companies / Target Company with negative working capital to repay the Pre-Completion Loans and the Transitional Period Loan (if any) to KLN Logistics (Hong Kong) Limited, a payee designated by the Vendors, in accordance with the following schedule:-

(i) by the expiration of the First Post-IPO Quarter, to repay an amount equivalent to the lesser of:- the sum of HKD24,381,156 and the Transitional Period Loan (if any); or bank and cash balance of the Target Companies plus the total amount of account receivables of the Target Companies collected during the First Post-IPO Quarter (the **"First Instalment"**);

(ii) by the expiration of the Second Post-IPO Quarter, to repay an amount equivalent to the lesser of:- the sum of HKD24,381,156 and the Transitional Period Loan (if any) minus the First Instalment; or the total amount of account receivables of the Target Companies collected during the Second Post-IPO Quarter (the **"Second Instalment"**);

(iii) by the expiration of the Third Post-IPO Quarter, to repay an amount equivalent to the lesser of:- the sum of HKD24,381,156 and the Transitional Period Loan (if any) minus the sum of First Instalment and the Second Instalment; or the total amount of account receivables of the Target Companies collected during the Third Post-IPO Quarter (the **"Third Instalment"**);

(iv) by the expiration of twelve (12) months from the completion date of the IPO - to repay:- the sum of HKD24,381,156 and the Transitional Period Loan (if any) minus the sum of First Instalment, the Second Instalment and the Third Instalment; and Three Million Hong Kong Dollars (HKD3,000,000);

(v) from the thirteenth month to the sixteenth month from the completion date of the IPO - to repay a total of Two Million Hong Kong Dollars (HKD2,000,000); and

(vi) from the seventeenth month to the twentieth month from the completion date of the IPO – to repay Two Million Six Hundred Eighteen Thousand Eight Hundred and Forty-four Hong Kong Dollars (HKD2,618,844), being the remaining balance of the Pre-Completion Loans of Target Company A and Nine Hundred Thirty Thousand Seven Hundred and Thirty-three Hong Kong Dollars (HKD930,733), being the remaining balance of the Pre-Completion Loans of Target Company B.

11. CONFIDENTIALITY

The existence and the terms contained in this Agreement shall be and remain confidential save for disclosure to parties' affiliated companies, professional advisers and (if required) regulatory authorities in Hong Kong or United States of America and where required by law, or information which has been in the public domain by reasons other than the breach on the part of any parties hereto. Where any press or other announcement is required by law, the party proposing to make the announcement shall so far as practicable consult and obtain the consent from the other parties hereto regarding the terms of such announcement prior to its release.

12. ENTIRE AGREEMENT

This Agreement and the Other Documents constitute the entire agreement amongst the Parties as to their subject matter and supersede all prior understandings, transactions, communications, statements and agreements whether oral or written between all or any of the Parties relating to that subject matter.

13. STAMP DUTY AND LEGAL COSTS

13.1 The stamp duty shall be borne by the Vendors and Purchaser in equal shares.

13.2 Subject to any express provision of this Agreement to the contrary, each Party shall pay its own legal and other costs and disbursements of and incidental to the preparation, negotiation and completion of this Agreement and any Other Documents.

14. NOTICE

14.1 Any notice or communication given, or to be given, pursuant to this Agreement shall be in writing and may, without prejudice to any other form of delivery, be delivered personally, sent by post to the following address, by email or transmitted by fax:-

To the Vendor A:

Address:	16/F, Kerry Cargo Centre, 55 Wing Kei Road, Kwai Chung, New Territories, Hong Kong
Email address:	[***]
For the attention of:	The Company Secretary

To the Vendor B:

Address:	Block 11, Greenpeak Villa 33, Wong Chuk Shan San Tsuen, Sai Kung, New Territories, Hong Kong
Email address:	[***]
For the attention of:	Mr Frankie Choy

To the Vendor C:

Address:	16/F, Kerry Cargo Centre, 55 Wing Kei Road Kwai Chung, New Territories, Hong Kong
Email address:	[***]
For the attention of:	The Company Secretary

To the Purchaser:

Address:	Unit B8, 11/F., NCB Innovation Centre, No. 888 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong
Email address:	[***]
For the attention of:	Chiu Ka Ki

To Target Company A:

Address:	16/F, Kerry Cargo Centre, 55 Wing Kei Road, Kwai Chung, New Territories, Hong Kong
Email address:	[***]
For the attention of:	The Company Secretary

To Target Company B:

Address:	16/F, Kerry Cargo Centre, 55 Wing Kei Road, Kwai Chung, New Territories, Hong Kong
Email address:	[***]
For the attention of:	The Company Secretary

14.2 No change in any of the particulars set out in Clause 14.1 shall be effective against a Party until it has been notified to that Party in accordance with this Clause 14. The address and fax number of a Party shall be a Hong Kong address or a Hong Kong fax number.

14.3 Any notice or other communications shall be deemed to have been received if sent by facsimile or email, on the date of transmission; or if delivered personally, when delivered; if sent by post, 7 days if overseas and 48 hours if local after the date of posting.

14.4 The Purchaser hereby irrevocably designates and appoints Chiu Ka Ki (趙家祺) and his Address in Hong Kong – Unit B8, 11/F., NCB Innovation Centre, No. 888 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong and its successor, as the designee, appointee and agent of the Purchaser to receive, accept and acknowledge for and on behalf of the Purchaser service of any and all legal process, summonses, notices and documents which may be served in any action, suit or proceeding whether under this Agreement or otherwise in relation to this Agreement. The Purchaser agrees to take any and all action necessary to continue such designation in full force and effect and to advise the Vendors of any change of address of such designee, appointee and agent; and should the said designee, appointee and agent become unavailable for this purpose for any reason, the Purchaser will forthwith irrevocably designate a new designee, appointee and agent in Hong Kong which shall irrevocably consent to act as such, with the powers and for the purposes specified in this Clause. The Purchaser further irrevocably consents and agrees to the service of any and all legal process, summonses, notices, and documents in any action, suit or proceeding by mailing copies thereof by registered or certified air mail, postage prepaid to the Purchaser at its address stated herein. The Purchaser agrees that service upon the Purchaser or any such designee, appointee and agent as provided herein shall constitute valid and effective personal service upon the Purchaser and that the failure of any such designee, appointee and agent to give notice of such service to the Purchaser shall not impair or affect in any way validity of such service or any judgment rendered in any action or proceedings.

14.5 Vendor A and Vendor C hereby irrevocably designates and appoints KLN Corporate Services Limited of 16/F, Kerry Cargo Centre, 55 Wing Kei Road, Kwai Chung, New Territories, Hong Kong and their successor, as the designee, appointee and agent of Vendor A and Vendor C to receive, accept and acknowledge for and on behalf of Vendor A and Vendor C service of any and all legal process, summonses, notices and documents which may be served in any action, suit or proceeding whether under this Agreement or otherwise in relation to this Agreement. Vendor A and Vendor C agree to take any and all action necessary to continue such designation in full force and effect and to advise all the Parties of any change of address of such designee, appointee and agent; and should the said designee, appointee and agent become unavailable for this purpose for any reason, Vendor A and Vendor C will forthwith irrevocably designate a new designee, appointee and agent in Hong Kong which shall irrevocably consent to act as such, with the powers and for the purposes specified in this Clause. Vendor A and Vendor C further irrevocably consent and agree to the service of any and all legal process, summonses, notices, and documents in any action, suit or proceeding by mailing copies thereof by registered or certified air mail, postage prepaid to Vendor A and Vendor C at their address stated herein. Vendor A and Vendor C agree that service upon Vendor A and Vendor C or any such designee, appointee and agent

as provided herein shall constitute valid and effective personal service upon Vendor A and Vendor C and that the failure of any such designee, appointee and agent to give notice of such service to Vendor A and Vendor C shall not impair or affect in any way validity of such service or any judgment rendered in any action or proceedings.

15. FURTHER ASSURANCE

Each of the Parties shall at the request of any of the others do execute or use reasonable endeavours to procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement and any Other Documents.

16. MISCELLANEOUS

16.1 The provisions of this Agreement shall remain in full force and effect notwithstanding Completion insofar as the same shall not have been fully implemented at Completion or relate to matters which are to operate after Completion.

16.2 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the remaining provisions hereof shall in no way be affected or impaired thereby.

16.3 No amendment to this Agreement shall be effective unless in writing and executed by all the Parties.

16.4 No Party shall assign or transfer any of the rights, benefits and obligations under this Agreement without the prior written consent of the other Parties.

16.5 This Agreement shall be binding upon each Party's successors and permitted assigns.

16.6 The rights of a party under this Agreement are cumulative and do not exclude or restrict any other rights (except as otherwise expressly provided in this Agreement).

16.7 No waiver by any party to this Agreement of any breach by any other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof and any forbearance or delay by the relevant party in exercising any of its rights hereunder shall not be constituted as a waiver thereof.

16.8 Time shall be of the essence as regards any time, date or period mentioned in this Agreement and any time, date or period substituted for the same by agreement of the Parties hereto or otherwise.

16.9 This Agreement may be executed in any number of copies or counterparts and by different Parties on separate counterparts, each of which when so signed and delivered shall be deemed an original, but all the counterparts shall together constitute one and the same agreement.

17. GOVERNING LAW AND JURISDICTION

17.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

17.2 In the event of any dispute, controversy or claim arising in any way out of or affecting this Agreement, the Parties agree to negotiate in good faith, or invite an independent third party for mediation, failing which the Parties shall resolve to arbitration administered by the Hong Kong International Arbitration Centre under Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

18. RIGHTS OF THIRD PARTIES

Notwithstanding that a term of this Agreement purports to confer a benefit on any person who is not a party to this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of Laws of Hong Kong) to enforce or enjoy the benefit of any provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed under the hands of the Parties on the day and year first above written.

Vendor A

SIGNED by Cheng Chi Wai, director for and on behalf of **Wealthy Tracks Holdings Limited**)

in the presence of :-)

NG MAN MAI MIMY BELINDA
Solicitor, HKSAR)

/s/ Cheng Chi Wai

Vendor B

SIGNED by **CHOY YUK FU (蔡育富)** (holder of Hong Kong Identity Card No. K224945(6)))

in the presence of :-)

NG MAN MAI MIMY BELINDA
Solicitor, HKSAR)

/s/ CHOY YUK FU

Vendor C

SIGNED by Cheng Chi Wai, director for and on behalf of **Barrowdale Limited**)

in the presence of :-)

NG MAN MAI MIMY BELINDA
Solicitor, HKSAR)

/s/ Cheng Chi Wai

Purchaser

SIGNED by **CHIU KA KI (趙家祺),** director, for and on behalf of Purchaser, **Smart Kreate Group Limited**)

in the presence of :-)

IN WITNESS WHEREOF, this Agreement is executed under the hands of the Parties on the day and year first above written.

Vendor A

SIGNED by Cheng Chi Wai, director for and on behalf of **Wealthy Tracks Holdings Limited**

in the presence of :-

Vendor B

SIGNED by **CHOY YUK FU (蔡育富)** (holder of Hong Kong Identity Card No. K224945(6))

in the presence of :-

Vendor C

SIGNED by Cheng Chi Wai, director for and on behalf of **Barrowdale Limited**

in the presence of :-

Purchaser

SIGNED by **CHIU KA KI (趙家祺),** director, for and on behalf of Purchaser, **Smart Kreate Group Limited**

in the presence of :-

For and on behalf of
Smart Kreate Group Limited

/s/ CHIU KA KI

Authorized Signature(s)

Target Company A

SIGNED by Choy Yuk Fu, director, for and on behalf of **Times Express Limited** **(時豐快遞有限公司)** in the presence of :-

/s/ Choy Yuk Fu

NG MAN MAI MIMY BELINDA
Solicitor, HKSAR

Target Company B

SIGNED by Choy Yuk Fu, director, for and on behalf of H2N Limited in the presence of :-

/s/ Choy Yuk Fu

NG MAN MAI MIMY BELINDA
Solicitor, HKSAR

SCHEDULE 1
THE TARGET COMPANIES

COMPANY PARTICULARS

PART A

TARGET COMPANY A – TIMES EXPRESS LIMITED

1.	Date of Incorporation:	27 July 2020
2.	Place of Incorporation:	Hong Kong
3.	B. R. Number:	72083694
4.	Company Name:	Times Express Limited (時豐快遞有限公司)
5.	Issued Shares:	100
6.	Share Capital:	HK$100
7.	Directors:	Choy Yuk Fu (蔡育富), Wong Yuk Wan Ivy (王玉環), Lau Wai Ming (劉偉明)
8.	Company Secretary:	Headway Secretaries and Consultants Limited (科高秘書顧問有限公司)
9.	Financial Year End:	31 December
10.	Registered Office:	Suite No. A, 11/F., Ritz Plaza, 122 Austin Road, Tsimshatsui, Kowloon, Hong Kong
11.	Shareholder/ Legal Owner:	Choy Yuk Fu (蔡育富) (100 shares)
12.	Beneficial owner:	Wealthy Tracks Holdings Limited (100 shares)

PART B

TARGET COMPANY B – H2N LIMITED

13.	Date of Incorporation:	3 December 2013
14.	Place of Incorporation:	Hong Kong

15.	B. R. Number:	62433704
16.	Company Name:	H2N Limited, previous named Alpha Day Global Limited
17.	Issued Shares:	20,000
18.	Share Capital:	HK$20,000
19.	Directors:	Cheng Chi Wai (鄭志偉), Lau Kin Pui (劉健培), Choy Yuk Fu (蔡育富)
20.	Company Secretary:	KLN Corporate Services Limited
21.	Financial Year End:	31 December
22.	Registered Office:	16/F, Kerry Cargo Centre, 55 Wing Kei Road, Kwai Chung, New Territories, Hong Kong
23.	Shareholders/ Legal Owner:	Barrowdale Limited – 60% Choy Yuk Fu (蔡育富) – 40%

SCHEDULE 2
COMPLETION REQUIREMENTS RELATING TO THE TRANSACTION

(a) In relation to the Target Companies and the Sale Shares, the Vendors shall deliver to the Purchaser or Purchaser's Solicitors :-

(i) instruments of transfer and bought and sold notes duly executed by the Vendors in favour of the Purchaser or its nominees as the Purchaser or the Purchaser's Solicitors may direct in respect of the Sale Shares and the relevant share certificates representing the entire issued certificates of the Target Companies;

(ii) The Deed of Indemnity (Taxation) duly executed by the Vendors and the Target Companies in triplicate in the form substantially set out as Schedule 5 herein;

(iii) Original Cancelled Share Certificates of Sale Shares A and Sale Shares B and the original resignation letters of the directors of the Target Companies;

(iv) a written resolution of the board of the Target Companies approving the following matters:-

1. execution of this Agreement and the Deed of Indemnity (Taxation);

2. registration of the transfer of the Sale Shares to the Purchaser and entry of the Purchaser (or its nominee(s)) in the register of members of the Target Companies as the holder of the Sale Shares and issuance of new certificate(s) for the Sale Shares in the name of the Purchaser (or its nominee(s));

(b) The Purchaser or the Purchaser's Solicitors shall deliver to the Vendors:-

(i) shares allotment documents in respect of issuing and allotting 11% shareholding of the Purchaser to the Vendors pursuant Clause 3.2.

(ii) duly executed instruments of transfer and bought and sold notes in respect of the Sale Shares of the Target Companies;

(iii) a certified copy of the board resolution of the Purchaser authorizing the transaction hereunder, and execution of this Agreement, Other Documents, instruments of transfer, and bought and sold notes; and

(iv) procure the Purchaser's Solicitors to arrange for the instruments of transfer and bought and sold notes to be stamped before such time as specified by the

applicable laws and provide the Vendors with a certified copy of the same within 5 Business Days after stamping.

SCHEDULE 3
DETAILS AND TIMELINE OF THE IPO

Phase	Milestone	Responsible Party	Target Auditor	Timing	Notes
Phase 1: Target Screening & Due Diligence	Initial screening of potential targets	SPAC Management / Financial Advisor	Signed EL and Acceptance procedure	T - 18 weeks	Evaluate business model, strategic fit, and preliminary financials
	Execute NDA	SPAC / Target	Kick-off audit	T - 16 weeks	Start information exchange
	Kick-off due diligence	Financial, Legal, and Tax Advisors		T - 15 weeks	Financial, legal, tax, IP, commercial, and HR due diligence
	Valuation and deal structuring recommendation	Financial Advisor	Review fairness opinion on valuation	T - 13 weeks	Includes PIPE strategy, earn-out terms, consideration structure
Phase 2: Term Sheet & Transaction Agreement	Term sheet negotiation	SPAC / Target	Audit field work	T - 12 weeks	Preliminary agreement on valuation and key terms
	Draft and sign Business Combination Agreement (BCA)	Legal Counsel / Management		T - 10 weeks	Triggers official de-SPAC process
Phase 3: PIPE and SEC Filing	Launch PIPE investor outreach / mini-roadshow	Financial Advisor / IB		T - 6 to 4 weeks	Financial advisor supports marketing and negotiations
	PIPE Subscription Agreements executed (if any)	PIPE Investors / Legal	Review F-4 and pro-forma FS	T - 4 weeks	Subscription typically closes with business combination
	Submit draft F-4 registration statement to SEC	Legal / Financial Advisor	Sign-off Audit opinion	T - 8 weeks	Includes audited financials, MD&A, risk factors, deal terms

	SEC Comment Period begins	SEC / All Parties		T - 6 weeks	Usually 2-3 rounds of comments (each 2~3 weeks)
	File amended F-4	Legal / Financial Advisor	Review response and issue consent	T - 2 weeks	Reflects SEC feedback and final PIPE terms
	F-4 declared effective	Legal / Financial Advisor		T	SPAC can proceed with shareholder vote notification
Phase 4: Shareholder Approval & Closing	Mail proxy / shareholder meeting notice	SPAC		T + 1 week	Typically at least 20 days prior to vote
	SPAC shareholder vote	SPAC		T + 3 weeks	Approve business combination
	Redemption deadline	SPAC Shareholders		T + 3 weeks	SPAC shareholders choose to redeem or roll
	Transaction closing	All Parties		T + 4 weeks	SPAC and target merge into public company
Phase 5: Post-Closing and Integration	Public trading of new entity begins	Nasdaq / NYSE		T + 4 weeks	New ticker usually announced in advance
	Financial integration & pro forma consolidation	Financial Advisor / Accounting Firm	Sign-off for 6-K or 20-F	T + 5–8 weeks	Required for first 6-K or 20-F filing
	Investor relations / post-merger roadshow	Company Management / IR / FA		T + 4–8 weeks	Communicate growth story and synergy plans
	Earn-out monitoring & ongoing compliance	Company Management / Financial Advisor		Ongoing	Subject to deal-specific triggers

SCHEDULE 4
WARRANTIES

The Vendors represent, warrant and undertake to the Purchaser that, as far as the Vendors are aware, all representations and statements of fact and subject to the qualifications set out in this Schedule 4 (if any) or otherwise contained in this Agreement are and will be true and accurate in all material respects as at the date hereof and/or as at the Completion Date (as the case may be).

1. General information and powers of the Vendors and the Target Companies

(A) The matters stated in the Recitals to this Agreement are true and accurate.

(B) The Vendors/the Target Companies have full power to enter into this Agreement and to exercise their rights and perform their obligations hereunder and (where relevant) all corporate and other actions required to authorize its execution of this Agreement and their performance of their obligations hereunder have been duly taken and this Agreement will, when executed by the Vendors/the Target Companies, be a legal, valid and binding agreement on them and enforceable in accordance with the terms hereof.

(C) The execution, delivery and performance of this Agreement by the Vendors/ Target Companies do not and will not violate in any respect any provision of (i) any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong or any part thereof prevailing as at the date of this Agreement and as at Completion; or (ii) the laws and documents incorporating and constituting the Company prevailing as at the date of this Agreement and as at Completion.

(D) The Sale Shares comprise the entire issued share capital of the Target Companies, and there is and will not be issue or allotment of any other shares, debentures, warrants, options or securities of any description before Completion.

(E) All returns, resolutions and documents (constitutional or otherwise) required to be filed with the relevant government, tax and other regulatory authorities by the Target Companies under applicable laws have been filed in accordance with the relevant laws.

(F) The information set out in Recital A to G and Schedule 1 are true, accurate and complete.

2. Sale Shares

(A) Vendor B, being the sole legal owner of Sale Shares A, holds the entire issued share capital of Target Company Aon trust for Vendor A. Vendor C and Vendor B respectively hold and own legally and beneficially 60% and 40% of Sale Shares B of Target Company B. The Vendors represent, warrant and undertake to the Purchaser that the Vendors are the only beneficial owners who own the aforesaid beneficial shareholding in the Target Companies, and altogether legally and beneficially own the

entire issued share capital in the Target Companies, and that as at the date of signing this Agreement and as at the Completion Date, there are no agreements or arrangements or whatever in nature which has conferred or may confer on a person who is not a party to this Agreement any legal and/or beneficial interest in any number of shares in the Target Companies, either before the Completion Date, on the Completion Date, or after the Completion Date.

(B) The Sale Shares were allotted and issued fully paid in accordance with the Articles of Association of the Target Companies and in compliance with all relevant laws of Hong Kong.

(C) The Sale Shares are free from any Encumbrances as at the date of this Agreement and as at the Completion Date.

(D) Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of the Target Companies (including, without limitation, an option or right of pre-emption or conversion).

(E) The Sale Shares have not been, or does not represent asset which was, the subject of any transaction or arrangement which is capable of being set aside, stayed, reversed or rescinded, avoided or otherwise affected in whole or in part under any laws.

(F) The Target Companies have no subsidiary or investment in any company and the Company does not own, or has agreed to acquire, any share or debentures in any other undertaking or any other securities.

(G) There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security, encumbrance or third party rights on, over or affecting any part of the unissued share capital or loan capital of the Target Companies and there is no agreement or commitment to give or create any of the forgoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

3. <u>Accounts and Records</u>

(A) In regard of the books and records:

(i) The Target Companies have, in all material respects, fully, properly and accurately maintained all books, accounts and records required by law to be maintained all of which books, accounts and records are in its possession.

(ii) The books, accounts and records of the Target Companies duly and accurately record in all material respects all matters required by law to be entered therein and accurately present and reflect in accordance with generally accepted

accounting principles and standards, the assets and liabilities (actual and contingent) of the Target Companies and all transactions to which it is or has been a party.

4. Business and Liabilities

The Target Companies have no liabilities or indebtedness other than (i) the Debts, (ii) deferred tax liabilities (including such incurred by rental income) (if any), (iii) rental deposit, prepayments (including but not limited to the rental received in advance) (if any) and any accumulated accounts payable; and (iv) accounts payable and expenses incurred in the ordinary course of business of the Company.

5. Taxation

(A) Provision for Taxation

The provision for Taxation in the Accounts shall be sufficient (on the basis of the law as presently existing) to cover all Taxation assessed or liable to be assessed on the Target Companies or for which the Target Companies is, may be or may become accountable in respect of profits, income, earnings, receipts, transfers, events and transactions up to the Accounts Date.

(B) Obligation to account

The Target Companies have duly complied with their obligations to account to the Commissioner of Inland Revenue and all other authorities for all amounts for which it is or may become accountable in respect of Taxation.

(C) Returns and clearances

All returns in connection with Taxation that should have been made by the Target Companies have been made correctly and on a proper basis making full disclosure of all matters relevant to the assessment of the Target Companies' liabilities to Taxation. No such return is likely to be disputed and there are no facts known or which would on reasonable enquiry be known to the Target Companies, their directors or the Vendors which may give rise to any dispute or to any claim for any Taxation or the deprivation of any relief or advantage that might have been available to the Target Companies under any relevant legislation.

(D) Disclosure

There are no assessments or charges to Taxation against the Target Companies which are the subject of any present dispute with the Commissioner of Inland Revenue or any relevant statutory authority whether such amounts of Taxation have been paid or not and regardless of which form such dispute is being or is to be heard.

6. Miscellaneous

(A) So far as the Vendors are aware, save as disclosed to the Purchaser, the Target Companies have neither themself nor vicariously:-

(i) committed any material breach of any statutory provision, order, articles of association, law or regulation binding upon it or of any provision of its memorandum of association or articles of association or bye-laws as of any trust deed, agreement or license to which it is a party or of any covenant, mortgage, charge or debenture given by it; or

(ii) entered into any transaction which is still executory and which is or may be unenforceable by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal.

(B) The Target Companies are not involved in any legal proceedings, court process or arbitration proceedings whether as plaintiff or defendant in any jurisdiction.

(C) All information contained in this Agreement was when given true and accurate in all respects and there is no fact or matter which has not been disclosed, which may render any such information or documents untrue, inaccurate or misleading at the date of this Agreement.

SCHEDULE 5

Deed of Indemnity (Taxation)

THIS DEED OF INDEMNITY (Taxation) in respect of Taxation is made on [ ].

BETWEEN :-

(1) **Wealthy Tracks Holdings Limited (財徑控股有限公司)**, a company incorporated with limited liability under the laws of the British Virgin Islands, (Company Registration Number: 1616361), whose registered office is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands (the **"Vendor A"**);

(2) **Choy Yuk Fu (蔡育富)** (holder of Hong Kong Identity Card No. [***]) of Block 11, Greenpeak Villa 33, Wong Chuk Shan San Tsuen, Sai Kung, New Territories, Hong Kong (the **"Vendor B")**

(3) **Barrowdale Limited**, a company incorporated with limited liability under the laws of the British Virgin Islands (Company Registration Number: 69717), whose registered office is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands (**"Vendor C"**, together with Vendor A and Vendor B, collectively the **"Vendors"**);

(4) **Smart Kreate Group Limited**, a company incorporated with limited liability under the laws of the British Virgins Islands (Company Registration Number: 2136895), whose registered office is Unit 8, 3/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110 (the "**Purchaser**");

(5) **Times Express Limited (時豐快遞有限公司)**, a company incorporated with limited liability under the laws of Hong Kong (Company Registration Number: 72083694), whose registered office is Suite No. A, 11/F., Ritz Plaza, 122 Austin Road, Tsimshatsui, Kowloon, Hong Kong (**"Target Company A"**);

(6) **H2N Limited,** a company incorporated with limited liability under the laws of Hong Kong (Business Registration Number: 62433704), whose registered office is 16/F, Kerry Cargo Centre, 55 Wing Kei Road, Kwai Chung, New Territories, Hong Kong (**"Target Company B**", together with Target Company A, collectively, the **"Target Companies"**);

(The "**Purchaser**" and the "Target **Companies**" are together referred to as "**the Indemnified Parties**")

WHEREAS :-

(A) This Deed is entered into pursuant to an agreement (the "**Agreement**") dated [ ] and made between, inter alia, the Vendors and the Purchaser, whereby the Purchaser agreed to

purchase from the Vendors the Sale Shares (as defined in the Agreement) (being the entire issued share capital of the Company subject to and upon the terms and conditions set out therein.

(B) It is a condition of the Agreement that the Vendors shall execute this Deed pursuant to the Agreement.

NOW THIS DEED WITNESSETH as follows :-

1. INTERPRETATION

1.1. Words and expressions used herein, unless otherwise expressed or required by context, shall have the same meanings as those used or defined in the Agreement.

1.2. In this Deed, in addition to the definitions in the Agreement, the following words and expressions shall have the following meanings:-

"Event"	includes (without limitation) the death of any person, any action, omission or transaction whether or not the Indemnified Parties are parties thereto and includes completion of the sale of the Sale Shares and references to the result of events, on or before the date hereof shall include the combined result of two or more events, one or more of which shall have taken place before the date hereof.

1.3. In this Deed, references to income, profits or gains earned, accrued or received shall include income, profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation.

1.4. In this Deed, unless otherwise specified, references to Clauses are to clauses of this Deed, words importing the singular include the plural and vice versa, words importing a gender included any gender, references to persons include bodies corporate or unincorporated and the headings to the Clauses in this Deed are for convenience only and have no legal effect.

2. INDEMNITY

2.1 Subject as hereinafter provided, the Vendors hereby covenants and agrees with the Indemnified Parties, that they will fully and effectually indemnify and at all times keep fully and effectually indemnified the Indemnified Parties from and against the amount of any and all Taxation falling on the Indemnified Parties, resulting from or by reference to any income, profits, gains, transactions, Events, matters or things earned, accrued, received, entered into or occurring up to the date hereof in respect of the Target Companies, whether alone or in conjunction with any other circumstances whenever occurring on or before the date hereof.

2.2 The indemnity given in the above **Clause 2.1** is subject to the Agreement and shall expire after seven (7) years from the date hereof or on the date of the IPO (as defined in the Agreement), whichever is the earlier.

2.3 No claims in respect of this Deed may be brought against the Vendors upon the expiry of six (6) years after the date of this Deed. For the avoidance of doubt, the expiry of the Indemnity herein pursuant to this **Clause 2.3** shall not prejudice any antecedent claim(s) initiated by the Indemnified Parties pursuant to these presents prior to the expiry of this Indemnity.

3. CLAIM

3.1 In the event of any claim by any authorities or government relating to Taxation **("Claim")** arising, the Purchaser shall, by way of covenant but not as a condition precedent to the liability of the Vendors hereunder, give or procure that written notice thereof is given, as soon as reasonably practicable, to the Vendors and, as regards any Claim, the Indemnified Parties, shall take such action to cause the Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Claim and any determination in respect thereof, but subject to it being indemnified by the Vendors from and against any and all losses, liabilities (including additional Taxation), damages, interest, penalties, costs, charges and expenses which may be thereby sustained or reasonably incurred.

3.2 Without the prior approval of the Vendors (which approval shall not be unreasonably withheld), the Indemnified Parties shall make no settlement of any Claim nor agree any matter in the course of disputing any Claim likely to affect the amount thereof or the future taxation

liability of any of the Indemnified Parties.

3.3 This Deed does not cover any Claim and the Vendors shall be under no liability under this Deed in respect of Taxation:

a) to the extent that provision has been made for such Taxation in the Accounts;

b) which would not have arisen but for any act or omission by the Indemnified Parties effected without the prior written consent or agreement of the Vendors, otherwise than in the ordinary course of business after the date hereof;

c) to the extent that such Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or practice coming into force after the date hereof or to the extent such Claim arises or is increased by an increase in rates of Taxation after the date hereof with retrospective effect;

d) to the extent that such Claim arises or is increased as a result wholly or partly of revocation by the Indemnified Parties of any relief or allowance or credit or right to repayment of Taxation which has been validly made to the Taxation authority prior to the date of this Deed; and

e) which arises as a result of a change in accounting policies after Completion.

4. REFUNDS

4.1 If after the Vendors have made any payment pursuant to this Deed, the Indemnified Parties shall receive a refund of all or part of the relevant Taxation, such Indemnified Parties shall within 14 days repay to the Vendors a sum corresponding to the balance of the refund remaining after deducting the aggregate of (a) any costs, charges and expenses payable or sustained or incurred by the Indemnified Parties in recovering such refund; and (b) the amount of any additional Taxation which may be suffered or incurred by any of such Indemnified Parties in consequence of such refund.

5. NO WAIVER

5.1 No failure or delay by any party hereto in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercising of any other right, power or remedy. No waiver by any party hereto of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. No breach of any provision of this Deed shall be capable of being waived or discharged except with the express written consent of the Purchaser.

6. NOTICES

6.1 The provisions of **Clause 14** of the Agreement relating to service of notice shall (mutatis mutandis) be incorporated in and be deemed to be part of this Deed provided that the address specified for service on the Company shall be care of the Purchaser at its address as specified in such clause in Hong Kong.

7. TIME OF ESSENCE

7.1 Time shall be of the essence of this Deed.

8. MISCELLANEOUS

8.1 This Deed shall ensure for the benefit of and be binding on each party and its respective successors provided that none of the parties hereto may assign their respective rights and obligations hereunder.

8.2 The terms and conditions herein contained constitute the entire agreement between the parties relating to the subject matter hereof and shall supersede all previous communications, oral or written, between the parties with respect to the subject matter hereof which are inconsistent with the provisions of this Deed.

8.3 Any provision of this Deed prohibited by or becomes unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without modifying the remaining provisions of this Deed. Where, however, the provisions

of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Deed shall be valid, binding and enforceable in accordance with its terms.

8.4 No waiver by the Indemnified Parties of any breach or non fulfilment by the Vendors of any provisions of this Deed will be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this Deed will constitute a waiver thereof. No single or partial exercise of any right or remedy under this Deed will preclude or restrict the further exercise of any such right or remedy. The rights and remedies of the Indemnified Parties provided in this Deed are cumulative and not exclusive of any rights and remedies provided by law.

8.5 This Deed may be executed in any number of counterparts each of which when executed by one or more of the Parties will constitute an original but all of which will constitute one and the same instrument.

9. GOVERNING LAW AND JURISDICTION

9.1 This Deed shall be governed by and construed in all respects in accordance with the laws of the Hong Kong. In the event of any dispute, controversy or claim arising in any way out of or affecting this Deed, the Parties agree to negotiate in good faith, or invite an independent third party for mediation, failing which the Parties shall resolve to arbitration administered by the Hong Kong International Arbitration Centre under Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

10. THIRD PARTY RIGHTS

10.1 Except as otherwise provided in this Agreement or where a right or remedy of a third party already exists or is available apart from the Contracts (Rights of Third Parties) Ordinance ("the Third Parties' Rights Ordinance"), a person who is not a party to this Agreement have no rights under the Third Parties' Rights Ordinance to enforce or enjoy the benefit of any provision of this Agreement.

IN WITNESS whereof this Deed has been executed under seal by or on behalf of the parties hereto the date and year first above written.

Vendor A

SIGNED, SEALED and **DELIVERED** as a **DEED** with the Common Seal of **Wealthy Tracks Holdings Limited** being affixed and **SIGNED** by Cheng Chi Wai, director in the presence of :-	)))))))))

Vendor B

SIGNED, SEALED and **DELIVERED** as a **DEED** by **CHOY YUK FU (蔡育富)** (holder of Hong Kong Identity Card No. K224945(6)) in the presence of :-	)))))))

Vendor C

SIGNED, SEALED and **DELIVERED** as a **DEED** with the Common Seal of **Barrowdale Limited and SIGNED by** Cheng Chi Wai, director in the presence of :-	)))))))))

Purchaser

SIGNED, SEALED and **DELIVERED** as a **DEED** with the Common Seal of **Smart Kreate Group Limited** being affixed and **SIGNED** by **CHIU KA KI (趙家祺)**, director in the presence of :-	)))))))

Target Company A

SIGNED, SEALED and **DELIVERED** as a **DEED** with the Common Seal of **Times Express Limited (時豐快遞有限公司)** being affixed and **SIGNED** by Choy Yuk Fu, director)
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)
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in the presence of :-)
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Target Company B

SIGNED, SEALED and **DELIVERED** as a **DEED** with the Common Seal of **H2N Limited** being affixed and **SIGNED** by Choy Yuk Fu, director)
)
)
)
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in the presence of :-)
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